Exhibit 99.1

Contacts:
Dr. Stephen A. Hill, CEO
Louise A. Mawhinney, CFO
(781) 994-0300
www.ArQule.com

For Immediate Release:

ARQULE ANNOUNCES SECOND QUARTER EARNINGS,
APPOINTMENT OF DANIEL D. VON HOFF TO SCIENTIFIC ADVISORY BOARD
AND PLANS FOR PHASE IB/II STUDY IN PANCREATIC CANCER

Conference Call scheduled for today at 9 a.m. Eastern Time

Woburn, Mass., July 23, 2004 – ArQule, Inc. (NASDAQ: ARQL) today reported its results for the quarter ended June 30, 2004, and announced plans for a new study in pancreatic cancer. ArQule also announced the appointment of Daniel D. Von Hoff to its Scientific Advisory Board.

For the quarter ended June 30, 2004, ArQule reported revenues of $14,012,000 compared with $15,482,000 for the same period of 2003. The Company reported a net loss of $134,000 for the quarter ended June 30, 2004, which is essentially breakeven on a per share basis. This compares with net income of $1,038,000 or $0.04 per share, for the quarter ended June 30, 2003.

Revenues for the six months ended June 30, 2004 were $25,773,000 compared with revenues of $31,135,000 for the same period of 2003. For the six months ended June 30, 2004, ArQule reported a net loss of $5,385,000, or $0.19 per share. This compares with net income of $285,000, or $0.01 per share, for the six months ended June 30, 2003. Net loss for the six months ended June 30, 2004 included a restructuring charge of $1,072,000 related to the elimination of 53 positions as part of the Company’s efforts to shift resources to support its oncology research and development efforts.

ArQule ended the second quarter of 2004 with approximately $76 million in cash and marketable securities. Financial guidance for the year remains unchanged. The guidance for net decrease in cash during 2004 remains unchanged at between $14 million and $16 million.

“The financials are in line with our expectations, and with our guidance for the year,” said Dr. Stephen A. Hill, ArQule’s President and Chief Executive Officer. “We have had a good quarter in terms of progressing our research and development initiatives. The appointment of Dr. Von Hoff to the Scientific Advisory Board is very timely.”

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Daniel D. Von Hoff Appointed to Scientific Advisory Board

Daniel D. Von Hoff, M.D. joins Gerard I. Evan, Ph.D., Alfred L. Goldberg, Ph.D., William G. Kaelin, Jr., M.D., Arthur B. Pardee, Ph.D., John L. Ryan, M.D., Ph.D., Sam R. Saks, M.D., and Robert A. Weinberg, Ph.D. on the ArQule Scientific Advisory Board.

Daniel D. Von Hoff, M.D., is Professor of Medicine, Molecular and Cellular Biology and Pathology, and Director of the Arizona Health Sciences Center’s Cancer Therapeutics Program at The University of Arizona and Director of Translational Research at the Translational Research Institute (TGen). He is also Chief Scientific Officer for US Oncology Research. Dr. Von Hoff is developing molecularly targeted anticancer therapies, with particular concentration in the area of pancreatic cancer. He and his colleagues were involved in the development of mitoxantrone, fludarabine, paclitaxel, docetaxel, gemcitabine and CPT-11 and multiple other agents. His laboratory specializes in in-vitro drug sensitivity testing to individualize patient treatment, gene amplification and targeting telomere maintenance mechanisms. He is the author of over 503 papers, 126 book chapters and 843 abstracts. Dr. Von Hoff is past president of the American Association for Cancer Research, a fellow of the American College of Physicians and a member and past board member of the American Society of Clinical Oncology. He is associated in various capacities with many prominent publications, as founder, editor or co-editor, including “Investigational New Drugs — The Journal of New Anti-Cancer Agents,” “Clinical Cancer Research,” and “Molecular Cancer Therapeutics.”

Research and Development Program Update

Clinical Trials

The ARQ 501 phase I monotherapy study continues to enroll successfully. The drug has been well tolerated and dose escalation will continue in order to identify the maximum tolerated dose. In the latter part of the year, a new phase Ib/II clinical study combining ARQ 501 with gemcitabine will open to enroll patients with advanced pancreatic cancer, the first human trial to explore the use of ARQ 501 in combination with a conventional chemotherapy agent. Planning is underway for additional studies to start in 2005.

Activated Checkpoint TherapySM Research Programs

ARQ 550RP

Development of an orally available second generation E2F targeted oncology product is underway.

ARQ 650RP

The Cancer Survival Protein (“CSP”) modulation program, in contrast to the E2F program, is designed to modulate survival mechanisms acquired in the evolution of cancer cells, and thereby to selectively induce cancer cell death. CSPs are inappropriately upregulated in cancer cells and are required for cancer cell survival. The Company anticipates final selection of the clinical candidate within six to nine months. Meanwhile, the Company announces the discovery of a series of proprietary small molecular weight compounds from within its CSP modulation program. The CSP lead compound ARQ 707 is highly effective at killing a variety of human cancer cells in cultures. ARQ 707 has also demonstrated potent anti-tumor activity against human cancer in mice.

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ArQule will hold a conference call at 9:00 a.m. Eastern Time. Dr. Stephen A. Hill, President and CEO, Louise A. Mawhinney, Vice President and CFO, will lead the call.

Date:	Friday, July 23, 2004
Time:	9:00 a.m. Eastern Time
Conference Call Numbers:
Toll Free:	(800) 967-7134
Toll:	(719) 457-2625
Webcast:	www.ArQule.com

A replay of the conference call will be available for five days and can be accessed by dialing toll-free (888) 203-1112, and outside the U.S. (719) 457-0820. The access code is 106625.

About ArQule

ArQule, Inc. is a biotechnology company engaged in research and development of next-generation small-molecule cancer therapeutics based on its innovative Activated Checkpoint TherapySM (ACTSM) platform. ACTSM compounds are intended to improve the way cancer patients are treated because they selectively kill cancer cells and spare normal cells by restoring and activating cellular checkpoints that are defective in cancer. In addition to advancing its own programs, ArQule continues to advance the drug discovery efforts of pharmaceutical collaborators by providing high-quality library design and compound production, including collaborations with Pfizer, Novartis, and Sankyo. For more information, please visit www.ArQule.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 (“Reform Act”), which provides a safe harbor for forward-looking statements made by or on behalf of ArQule. Actual results may differ materially from those projected in the forward-looking statements or historical performance due to numerous risks and uncertainties that exist in ArQule’s operations, development efforts and the business environment, including without limitation: the ACTSM platform may not improve efficacy or reduce toxicity and compounds resulting from the platform may not operate as intended; the preclinical efforts associated with the ACTSM pipeline may fail or prove disappointing; payments may not be received on a timely basis; collaborators may terminate their agreements with ArQule; ArQule may not achieve the milestones agreed upon for its strategic alliances; the current and future clinical studies may encounter enrollment difficulties and unexpected toxicity; the CSP program may prove ineffective and fail; and, the risks and uncertainties described in ArQule’s Form 10-Q filed with the Securities and Exchange Commission on May 7, 2004, its Form 10-K filed with the Commission on March 12, 2004 and its Form S-3 filed with the Commission on December 15, 2003. The forward-looking statements contained herein represent the judgment of ArQule as of the date of this report. ArQule disclaims any intent or obligation to update any forward-looking statement except to the extent required by law.

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ArQule, Inc.
Condensed Statement of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenue:
Compound development revenue	$12,110	$15,482	$23,603	$31,135
Compound development revenue — related parties	250	—	518	—
Research and development revenue	1,652	—	1,652

Total revenue	14,012	15,482	25,773	31,135

Costs and expenses:
Cost of revenue — compound development	7,465	8,857	16,004	18,191
Research and development	4,712	3,567	9,679	8,135
Marketing, general and administrative	2,215	2,169	4,818	4,817
Restructuring charge	—	—	1,072	—

Total costs and expenses	14,392	14,593	31,573	31,143

Income (loss) from operations	(380)	889	(5,800)	(8)
Net investment income	246	149	415	293

Net income (loss)	$(134)	$1,038	$(5,385)	$285

Net income (loss) per share:
Basic	$(0.00)	$0.04	$(0.19)	$0.01

Diluted	$(0.00)	$0.04	$(0.19)	$0.01

Weighted average common shares outstanding:
Basic	28,808	23,401	28,769	22,541

Diluted	28,808	23,530	28,769	22,630

	June 30,	December 31,
Balance sheet data (in thousands):	2004	2003
Cash, cash equivalents and marketable securities	$76,258	$76,724
Working capital	57,193	54,698
Total assets	127,511	128,424
Stockholders’ equity	81,313	86,477